Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Jill Marvin jimarvin@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2025 FIRST QUARTER RESULTS

Net Sales Decreased 4% and Diluted Net EPS Decreased to Net Loss Per Share of $.43

Organic Net Sales1 Decreased 5% and Adjusted Diluted EPS Increased to $.14

Withdrawing Fiscal 2025 Outlook Amid Incremental Uncertainty on Timing of Stabilization in Mainland China Market and Asia Travel Retail as well as in the Context of Leadership Changes

Reducing Dividend to a More Appropriate Payout Ratio

New York, October 31, 2024 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $3.36 billion for its first quarter ended September 30, 2024, a decrease of 4% from $3.52 billion in the prior year. Organic net sales decreased 5% primarily due to worsened consumer sentiment in China that drove further softening in overall prestige beauty in mainland China and low conversion rates in Asia travel retail and Hong Kong SAR. In addition, lower replenishment orders in Asia travel retail, including inventory pressure given the further retail market deceleration, impacted organic net sales. Partially offsetting these declines was growth in several markets, including Japan and the Company’s Priority Emerging Markets2.

The Company reported a net loss of $156 million, compared with net earnings of $31 million in the prior year, primarily due to charges associated with talcum litigation settlement agreements of $159 million in the aggregate, which includes charges for current and potential future claims with certain plaintiff law firms. These agreements relate to the settlement of approximately 70% of talcum litigation cases that were outstanding during the fiscal 2025 first quarter, and also provide for settling potential future cases with these firms, at annual capped amounts, starting on January 1, 2025 for five years. The change also reflects charges associated with the Restructuring Program component of the Company’s Profit Recovery and Growth Plan (“PRGP”). Diluted net loss per common share was $.43, compared with net earnings per common share of $.09 reported in the prior year. Excluding restructuring and other charges and adjustments as detailed on page 3, net income was $52 million and adjusted diluted net earnings per common share increased to $.14 and rose 7% in constant currency.

Fabrizio Freda, President and Chief Executive Officer said, “Our first quarter results are largely aligned with our outlook on an adjusted basis, despite the fact that the expected headwinds in China and Asia travel retail were greater than anticipated. Our Profit Recovery and Growth Plan drove gross margin expansion, which was partially offset by operating deleverage. Other pillars of our strategic reset also delivered promising initial results.
1Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact from foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis. See page 2 for reconciliations to GAAP.
2The Company’s Priority Emerging Markets by geographic region: The Americas: Brazil and Mexico; EMEA: India, the Middle East, Turkey and South Africa; and Asia/Pacific: Thailand, Malaysia, Vietnam, Indonesia and the Philippines.

“As we reignite Skin Care, our night-time innovations proved highly sought after, driving strong organic sales growth for the category in the markets of EMEA as well as strong share gains for the second consecutive quarter in prestige Skin Care in China, led by La Mer. We advanced our ambitions to capitalize on the multiple growth drivers of Fragrance. We expanded consumer reach of our luxury and artisanal portfolio and launched BALMAIN Beauty, as we aim to strengthen our strategic leadership in luxury Fragrance, demonstrated in the quarter by having become the top-ranked company in Japan in the category driven by Le Labo and Jo Malone London. Moreover, we set the stage to reaccelerate our growth in the prestige tier of Fragrance. We also made great strides in our pursuit of moving faster to leverage winning channels, most notably in the U.S. having delivered a sequential acceleration of retail sales growth in the first quarter. And, just last week we further demonstrated our execution of this pillar, as our Estée Lauder flagship brand debuted in the U.S. Amazon Premium Beauty store.

“While we believe the new economic stimulus measures in China present medium- to long-term potential for stabilization and ultimately growth in prestige beauty, we anticipate still-strong declines near-term for the industry in China and Asia travel retail. In the rest of our business, we continue to expect the ongoing normalization of growth in prestige beauty, most notably in North America. With this complex industry landscape, including the particular difficulty in forecasting the timing of market stabilization and recovery in China and Asia travel retail, and in the context of leadership changes, we are solely issuing an outlook for the second quarter and withdrawing our fiscal 2025 outlook. Additionally, we are reducing our dividend to a more appropriate payout ratio, which will also create more financial flexibility for our incoming leadership team to reaccelerate our profitable growth trajectory.”

With regard to the Company’s recent CEO succession plan announcement, Freda emphasized, “Having worked alongside Stéphane for many years, I am thrilled to welcome him as our next President and CEO effective January 1, 2025, and look forward to supporting a seamless transition for the next several months. In an industry as dynamic as prestige beauty, Stéphane’s deep knowledge, exceptional strength as a leader, and unique ability to combine inspiration, authenticity, and strategic insights to drive profitable growth will enable him to move us forward with speed and agility.”

Fiscal 2025 First Quarter Results
Reported net sales decreased 4%, including the impact from foreign currency translation.

Reconciliation between GAAP and Non-GAAP Net Sales Growth (Unaudited)

Three Months Ended September 30, 2024(1)
As Reported - GAAP	(4)%
Impact of foreign currency translation	(1)
Returns associated with restructuring and other activities	—
Organic, Non-GAAP	(5)%

(1)Percentages are calculated on an individual basis

Adjusted diluted net earnings per common share excludes restructuring and other charges and adjustments as detailed in the following table.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings (Loss) Per Common Share (“EPS”) (Unaudited)

	Three Months Ended
	September 30
	2024(1)	2023	Growth
As Reported Net Income (Loss) Per Common Share - GAAP	$(.43)	$.09	(100+)%

Non-GAAP
Restructuring and other charges	.23	—
Change in fair value of DECIEM acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	.02
Talcum litigation settlement agreements	.34	—
Adjusted EPS - Non-GAAP	$.14	$.11	33%
Impact of foreign currency translation on earnings per share	(.02)
Adjusted Constant Currency EPS - Non-GAAP	$.12	$.11	7%
(1)For the three months ended September 30, 2024 the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 1.2 million shares, were excluded from the computation of As Reported and adjustments to Non-GAAP diluted loss per common share as they were anti-dilutive due to the net loss incurred during the period. These shares were added to the weighted-average common shares outstanding to calculate Non-GAAP diluted earnings per common share.

The Company announced its PRGP in November 2023, and initiatives under the plan are currently underway, delivering net benefits in the fiscal 2025 first quarter that primarily improved cost of sales and resulted in gross margin expansion compared to the prior year. Partially offsetting these benefits was operating deleverage due to the decline in net sales.

Total reported operating loss was $121 million, a decrease from operating income of $98 million in the prior year. In constant currency, adjusted operating income increased 23% to $133 million, excluding the following items and primarily reflecting lower cost of sales and operating expenses, partially offset by lower net sales:
•Fiscal 2025 first quarter:
◦$159 million of aggregate charges associated with the talcum litigation settlement agreements.
◦$106 million of restructuring and other charges associated with the Restructuring Program component of the PRGP.
•Fiscal 2024 first quarter: $10 million of restructuring and other charges and adjustments.
•The favorable impact of foreign currency translation of $11 million.

During the fiscal 2024 second quarter, the Company identified and corrected prior-period misclassifications of net sales and operating income between certain of its product categories. As a result, product category net sales and operating income have been adjusted from the amounts previously reported for the three months ended September 30, 2023 for comparability purposes. The misclassifications had no impact on the prior-period consolidated statements of earnings, consolidated statements of comprehensive income, consolidated balance sheets, or the consolidated statements of cash flows, and the Company determined that the impact on its previously issued financial statements for the respective period was not material. See the Q2 2024 Quarterly Earnings section of the Company’s website for supplemental information relating to the impacts of these misclassifications.

Results by Product Category (Unaudited)

	Three Months Ended September 30
	Net Sales		Percentage Change(1)			Operating Income (Loss)		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
Skin Care	$1,529	$1,640	(7)%	(1)%	(8)%	$117	$37	100+%
Makeup	1,038	1,062	(2)	—	(2)	(185)	(40)	(100+)
Fragrance	630	636	(1)	—	(1)	60	107	(44)
Hair Care	139	148	(6)	—	(6)	(18)	(22)	18
Other	25	32	(22)	—	(22)	11	18	(39)
Subtotal	$3,361	$3,518	(4)%	(1)%	(5)%	$(15)	$100	(100+)%
Returns/charges associated with restructuring and other activities	—	—				(106)	(2)
Total	$3,361	$3,518	(4)%	(1)%	(5)%	$(121)	$98	(100+)%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						106	2
Skin Care - Change in fair value of DECIEM acquisition-related stock options						—	8
Makeup - Talcum litigation settlement agreements						159	—
Adjusted Operating Income - Non-GAAP						$144	$108	33%
(1)Percentages are calculated on an individual basis.

The product category net sales commentary below reflects organic performance, excluding the (positive) impacts which are reflected in the preceding table.

Skin Care
•Skin Care net sales decreased 8%, primarily due to worsened consumer sentiment in China that drove further softening in overall prestige beauty in mainland China and low conversion rates in Asia travel retail and Hong Kong SAR. In addition, lower replenishment orders in Asia travel retail, including inventory pressure given the further retail market deceleration, impacted organic net sales. The category’s performance was driven by double-digit declines from La Mer and Estée Lauder, primarily due to the aforementioned challenges.
•Partially offsetting the declines in Estée Lauder in mainland China and Hong Kong SAR were:
◦Net sales growth in Europe, the Middle East & Africa (“EMEA”) and, to a lesser extent, The Americas, benefiting from new product innovation within the Advanced Night Repair and Revitalizing Supreme+ product franchises, which are strategically focused on nighttime skin care.
◦The net sales growth in The Americas reflected shipments for the brand’s October 2024 launch in Amazon’s U.S. Premium Beauty store.
•Skin Care operating income increased, primarily due to lower cost of sales and disciplined expense management, partially offset by the decline in net sales.

Makeup
•Makeup net sales decreased 2%, led by M·A·C and Too Faced, partially offset by Clinique.
•Net sales from M·A·C declined high-single-digits, reflecting softness in the brand’s retail sales in North America, resulting in lower replenishment orders. The ongoing business disruptions in the Middle East also contributed to the brand’s decline in net sales.
•Too Faced net sales decreased, primarily in North America.
•Net sales from Clinique increased double digits globally, with growth across all geographic regions, benefiting from continued strength in the lip subcategory, led by the Clinique Pop and Almost Lipstick product franchises and fueled by new product innovation, along with the fiscal 2024 third quarter launch in Amazon’s U.S. Premium Beauty store.
•Makeup operating loss increased, due to $159 million in aggregate charges relating to the talcum litigation settlement agreements.

Fragrance
•Fragrance net sales decreased 1%, driven by the challenges in the Company’s global travel retail business, partially offset by growth in both Asia/Pacific and collectively in the markets of EMEA. Reported and organic net sales from the Company’s Luxury Brands3, excluding its global travel retail business, grew mid-single-digits in total compared to the prior year, reflecting strategic investments to support direct-to-consumer expansion, particularly freestanding stores.
•Net sales from TOM FORD declined high-single-digits, reflecting the brand’s retail softness in North America that led to lower replenishment orders as well as the challenges in the Company’s global travel retail business.
•Net sales from the Company’s Prestige Brands4 declined double digits, primarily driven by challenges in the Company’s global travel retail business.
•Jo Malone London net sales were flat, driven by the challenges in the Company’s global travel retail business, offset by growth in the rest of the business owing to new product innovation, including Orange Marmalade and Hinoki & Cedarwood, as well as existing products, such as Cypress & Grapevine primarily owing to the franchise’s strategic focus on men.
•Net sales from Le Labo increased double digits, primarily driven by continued success of the Classic Collection as well as the annual City Exclusive event, including new product innovation, and benefited from targeted expanded consumer reach, including direct-to-consumer, globally.
•Fragrance operating income declined, primarily driven by strategic investments to support targeted expanded consumer reach globally and the growth of the Company’s Luxury Brands through advertising and promotional activities, including the fiscal 2025 launch of BALMAIN Beauty.

Hair Care
•Hair Care net sales decreased 6%, primarily driven by Aveda, reflecting the timing of shipments and continued softness in the Company’s North America salon channel.
•Hair Care operating loss decreased, reflecting lower cost of sales and disciplined expense management, partially offset by the decline in net sales.

3In fiscal 2025, the Company expanded its Luxury fragrance brand portfolio with the launch of BALMAIN Beauty.
4The Company’s Prestige fragrance brands are Estée Lauder, Clinique and Aramis.

Results by Geographic Region (Unaudited)

	Three Months Ended September 30
	Net Sales		Percentage Change(1)			Operating Income (Loss)		Percentage Change
($ in millions)	2024	2023	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2024	2023	Reported Basis
The Americas	$1,187	$1,208	(2)%	1%	(1)%	$(168)	$(182)	8%
Europe, the Middle East & Africa	1,230	1,252	(2)	(2)	(4)	90	144	(38)
Asia/Pacific	944	1,058	(11)	(1)	(11)	63	138	(54)
Subtotal	$3,361	$3,518	(4)%	(1)%	(5)%	$(15)	$100	(100+)%
Returns/charges associated with restructuring and other activities	—	—				(106)	(2)
Total	$3,361	$3,518	(4)%	(1)%	(5)%	$(121)	$98	(100+)%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						106	2
The Americas - Change in fair value of DECIEM acquisition-related stock options						—	8
The Americas - Talcum litigation settlement agreements						159	—
Adjusted Operating Income - Non-GAAP						$144	$108	33%
(1)Percentages are calculated on an individual basis.

The geographic region net sales commentary below reflects organic performance, excluding the negative/(positive) impacts which are reflected in the preceding table.

The Americas
•Net sales decreased 1%, reflecting challenges in North America, partially offset by growth in Latin America.
•In North America, net sales decreased 1%, primarily reflecting declines from M·A·C, Aveda, TOM FORD and Too Faced, as previously mentioned. These pressures were partially offset by the launch of seven brands to date in Amazon’s U.S. Premium Beauty store, including shipments for Estée Lauder’s launch in October 2024, contributing to the Company’s double-digit online growth in the United States. The Company’s retail sales growth in the United States accelerated sequentially in the fiscal 2025 first quarter, to low single-digit growth.
•Latin America net sales growth was fueled by high-single-digit growth in Brazil, with particular strength in Makeup.
•Operating loss in The Americas decreased, primarily reflecting lower cost of sales and the favorable year-over-year impact of net intercompany activity, largely offset by $159 million of aggregate charges associated with the talcum litigation settlement agreements.

Europe, the Middle East & Africa
•Net sales decreased 4%, driven by a double-digit decline in the Company’s global travel retail business due to lower replenishment orders in Asia travel retail reflecting i) the challenging retail environment, including worsened consumer sentiment in China, ii) travelers diverting spending toward experiences, which continued to dampen conversion for beauty products, and iii) inventory pressure given the further retail market deceleration.
•Net sales grew low-single-digits collectively in the markets of EMEA, primarily driven by the success of both hero products and new innovation in Skin Care, which fueled double-digit online growth.
•Operating income decreased, reflecting the unfavorable year-over-year impact of net intercompany activity and the decline in net sales as well as strategic investments aimed at driving growth, including targeted expanded consumer reach and new product innovation.

Asia/Pacific
•Net sales decreased 11%, led by mainland China and Hong Kong SAR, partially offset by double-digit growth in Japan.
•Mainland China net sales decreased double digits, reflecting the impacts from further softening in overall prestige beauty due in large part to worsened consumer sentiment. The Company gained prestige beauty share in mainland China, led by Skin Care, for the second consecutive quarter.
•In Hong Kong SAR, net sales declined double digits primarily due to lower replenishment orders resulting from low conversion rates among traveling consumers, given worsened consumer sentiment.
•Net sales in Japan increased across all major product categories, led by Fragrance, driven by both domestic and traveling consumers, fueling continued growth in nearly all channels of distribution. The Company’s retail sales grew double digits in the fiscal 2025 first quarter, driving prestige beauty share gains compared to the prior year.
•Operating income decreased, primarily driven by the decline in net sales, partially offset by disciplined expense management.

Cash Flows
•For the three months ended September 30, 2024, net cash flows used for operating activities were $670 million, compared with $408 million in the prior year primarily reflecting the decline in net earnings compared to the prior year and an increase in cash paid for income taxes.
•Capital Expenditures decreased to $141 million from $295 million in the prior year due to the prior-year payments relating to the manufacturing facility in Japan.
•The Company ended the quarter with $2.35 billion in cash and cash equivalents and paid dividends of $0.24 billion.

Dividend Update
With the complex prestige beauty landscape, including the particular difficulty in forecasting the timing of market stabilization and recovery in mainland China and Asia travel retail, the Company is reducing its dividend to a more appropriate payout ratio. The dividend reduction also affords more financial flexibility for the incoming leadership team to reaccelerate the Company’s profitable growth trajectory. The Company continues to view dividends as an important piece of its capital allocation strategy at an appropriate payout ratio. Today, the Company declared a quarterly dividend of $.35 per share on its Class A and Class B Common Stock, payable in cash on December 16, 2024 to stockholders of record at the close of business on November 29, 2024.

Outlook for Fiscal 2025 Second Quarter
The Company began the fiscal year anticipating tempered performance in mainland China and Asia travel retail. While overall results for the fiscal 2025 first quarter were generally aligned with its outlook on an adjusted basis provided in August 2024, the impacts from worsened consumer sentiment in these areas of its business were greater than expected. Looking ahead, the Company is cautiously optimistic about the potential medium- to long-term growth opportunities presented by the new economic stimulus measures in China, but volatility and uncertainty remain elevated in the near-term and, therefore, the Company does not expect the stimulus measures to benefit its second quarter performance. In the rest of its business, the Company continues to expect the ongoing normalization of growth in the prestige beauty industry, most notably in North America.

With this complex industry landscape, including the particular difficulty in forecasting the timing of market stabilization and recovery in China and Asia travel retail, and in the context of changes in leadership, the Company is solely providing a fiscal 2025 second quarter outlook and withdrawing its full-year fiscal 2025 outlook.

The Company has reflected the following assumptions in its second quarter outlook:

•Additional risks associated with the ongoing slowdown in overall prestige beauty in mainland China and the challenging retail environment in Asia travel retail. The Company does not expect the recently-announced economic stimulus measures in China to benefit its second quarter performance.
•Continued net sales decline in Hong Kong SAR primarily driven by ongoing low conversion rates among traveling consumers due to worsened consumer sentiment.
•Sustained investments in the second quarter to support growth in key areas of the business, particularly for innovation, holiday and key shopping moments.
•An effective tax rate for the second quarter of approximately 43%, primarily reflecting the unfavorable impact of previously-issued stock-based compensation, which impacts the second quarter due to the timing of vesting.

The Company continues to monitor the effects of the global macro environment, including the risk of recession; currency volatility; inflationary pressures; supply chain challenges; social and political issues; competitive pressures; legal and regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on consumer preferences and the impact of changes being made in the organization, including those related to the PRGP.

Second Quarter Fiscal 2025

Currency exchange rates are volatile and difficult to predict. Using October 24, 2024 spot rates for fiscal 2025, foreign currency translation is not expected to have a material impact to the Company’s sales or earnings per share outlook for the second quarter.

Sales Outlook
•Reported and organic net sales are forecasted to decrease between 8% and 6% versus the prior-year period.

Earnings per Share Outlook
•Reported diluted net earnings per common share are projected to be between $.02 and $.19.

◦The combined impact from the increases in the Company’s effective tax rate and net interest expense is expected to dilute net earnings per common share by $.05.
◦The Company expects to take charges associated with previously approved restructuring and other activities. For the Restructuring Program component of the Profit Recovery and Growth Plan, the charges are estimated to be between approximately $72 million to $82 million, equal to $.15 to $.18 per diluted common share. Additional restructuring charges are anticipated as initiatives are approved throughout fiscal year 2025.
•Adjusted diluted net earnings per common share are expected to decrease between 77%
and 60% and range between $.20 and $.35.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

Three Months Ending
December 31, 2024(F)
As Reported - GAAP	(8%) - (6%)
Impact of foreign currency translation	—
Returns associated with restructuring and other activities	—
Organic, Non-GAAP	(8%) - (6%)
(F)Represents forecast

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings Per Common Share (“EPS”) (Unaudited)

	Three Months Ending
	December 31
	2024(F)	2023	Growth
Forecasted/As Reported EPS - GAAP	$.02 - $.19	$.87	(98%) - (78%)

Non-GAAP
Restructuring and other charges	.16 - .18	.02
Change in fair value of DECIEM acquisition-related stock options (less the portion attributable to redeemable noncontrolling interest)	—	(.01)
Forecasted/Adjusted EPS - Non-GAAP	$.20 - $.35	$.88	(77%) - (60%)
Impact of foreign currency translation	—
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$.20 - $.35	$.88	(77%) - (60%)
(F)Represents forecast

Conference Call The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, October 31, 2024 to discuss its results. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 6363279). The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations.

Factors that could cause actual results to differ from expectations include, without limitation:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, government economic policies, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;

(12)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(13)changes in product mix to products which are less profitable;
(14)the Company’s ability to acquire, develop or implement new information technology, including operational technology and websites, on a timely basis and within the Company’s cost estimates; to maintain continuous operations of its new and existing information technology; and to secure the data and other information that may be stored in such technologies or other systems or media;
(15)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;
(16)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)the timing and impact of acquisitions, investments and divestitures; and
(18)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2024.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, the DECIEM family of brands, including The Ordinary and NIOD, and BALMAIN Beauty.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (LOSS) (Unaudited)

	Three Months Ended September 30		Percentage Change
($ in millions, except per share data)	2024	2023
Net sales(A)	$3,361	$3,518	(4)%
Cost of sales(A)	928	1,070	(13)
Gross profit	2,433	2,448	(1)
Gross margin	72.4%	69.6%

Operating expenses
Selling, general and administrative(B)	2,298	2,349	(2)
Talcum litigation settlement agreements(C)	159	—	100
Restructuring and other charges(A)	97	1	100+
Total operating expenses	2,554	2,350	9
Operating expense margin	76.0%	66.8%

Operating income (loss)	(121)	98	(100+)
Operating income (loss) margin	(3.6)%	2.8%

Interest expense	92	95	(3)
Interest income and investment income, net	35	41	(15)
Other components of net periodic benefit cost	2	(2)	(100+)
Earnings (loss) before income taxes	(180)	46	(100+)
Provision for income taxes	(24)	10	100+
Net earnings (loss)	(156)	36	(100+)
Net earnings attributable to redeemable noncontrolling interest	—	(5)	100
Net earnings (loss) attributable to The Estée Lauder Companies Inc.	$(156)	$31	(100+)%

Net earnings (loss) attributable to The Estée Lauder Companies Inc. per common share
Basic	$(.43)	$.09	(100+)%
Diluted	$(.43)	$.09	(100+)%

Weighted-average common shares outstanding
Basic	359.6	358.4
Diluted	359.6	360.5

(A)As a component of the Profit Recovery and Growth Plan, communicated on November 1, 2023, on February 5, 2024, the Company announced a two-year restructuring program. The restructuring program’s main focus includes the reorganization and rightsizing of certain areas of the Company’s business as well as simplification and acceleration of processes. The Company plans to substantially complete specific initiatives under the restructuring program through fiscal 2026. The Company expects that the restructuring program will result in restructuring and other charges totaling between $500 million and $700 million, before taxes, consisting of employee-related costs, contract terminations, asset write-offs and other costs associated with implementing these initiatives.

The Company approved specific initiatives under the Post-COVID Business Acceleration Program (the “PCBA Program”) through fiscal 2022 and has substantially completed those initiatives through fiscal 2023. Additional information about the PCBA Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024.

(B)For the three months ended September 30, 2023, the Company recorded $8 million ($6 million, less the portion attributable to redeemable noncontrolling interest and net of tax), of expense related to the change in fair value of DECIEM acquisition-related stock options.

(C)From the end of August 2024 through October 2024, the Company reached agreements with certain plaintiff law firms (collectively, the “talcum litigation settlement agreements”) for: (i) the resolution of pending cosmetic talcum powder matters handled by those firms as well as (ii) a process for resolving potential future cosmetic talcum powder claims expected to be brought on behalf of plaintiffs by those firms from January 1, 2025 through December 31, 2029, with annual capped amounts per year for each participating law firm. To account for the talcum litigation settlement agreements, the Company recorded a charge of $159 million for the three months ended September 30, 2024 for the amount agreed to settle these current and potential future claims.

Returns and Charges Associated With Restructuring and Other Activities and Other Adjustments (Unaudited)

	Three Months Ended September 30, 2024
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
PCBA Program	$—	$—	$(1)	$1	$—	$—	$—
Restructuring Program Component of Profit Recovery and Growth Plan	—	9	85	12	106	84.23
Talcum litigation settlement agreements	—	—	—	159	159	124.34
Total	$—	$9	$84	$172	$265	$208	$.57

	Three Months Ended September 30, 2023
	Sales Returns	Cost of Sales	Operating Expenses		Total	After Redeemable Noncontrolling Interest and Tax	Diluted EPS
(In millions, except per share data)			Restructuring Charges	Other Charges/ Adjustments
PCBA Program	$—	$1	$(1)	$2	$2	$2	$—
Change in fair value of DECIEM acquisition-related stock options	—	—	—	8	8	6.02
Total	$—	$1	$(1)	$10	$10	$8	$.02

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales, operating results and diluted net earnings per common share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation of Certain Consolidated Statements of Earnings (Loss) Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)

	Three Months Ended September 30
	2024					2023			% Change
($ in millions, except per share data)	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Impact of Foreign Currency Translation	Non-GAAP, Constant Currency	As Reported	Returns/ Charges/ Adjustments	Non-GAAP	Non-GAAP	Non-GAAP, Constant Currency
Net sales	$3,361	$—	$3,361	$(18)	$3,343	$3,518	$—	$3,518	(4)%	(5)%
Gross profit	2,433	9	2,442	(15)	2,427	2,448	1	2,449	—%	(1)%
Operating income (loss)	(121)	265	144	(11)	133	98	10	108	33%	23%
Diluted EPS(1)	$(.43)	$.57	$.14	$(.02)	$.12	$.09	$.02	$.11	33%	7%
(1)For the three months ended September 30, 2024 the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 1.2 million shares, were excluded from the computation of As Reported and adjustments to Non-GAAP diluted loss per common share as they were anti-dilutive due to the net loss incurred during the period. These shares were added to the weighted-average common shares outstanding to calculate Non-GAAP diluted earnings per common share.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	September 30, 2024	June 30, 2024	September 30, 2023
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$2,350	$3,395	$3,090
Accounts receivable, net	1,977	1,727	1,909
Inventory and promotional merchandise	2,255	2,175	2,863
Prepaid expenses and other current assets	633	625	723
Total current assets	7,215	7,922	8,585
Property, plant and equipment, net	3,233	3,136	3,103
Operating lease right-of-use assets	1,973	1,833	1,787
Other assets	8,896	8,786	9,175
Total assets	$21,317	$21,677	$22,650

LIABILITIES AND EQUITY

Current debt	$504	$504	$1,005
Accounts payable	1,135	1,440	1,257
Operating lease liabilities	393	354	352
Other accrued liabilities	3,454	3,404	3,300
Total current liabilities	5,486	5,702	5,914
Long-term debt	7,311	7,267	7,088
Long-term operating lease liabilities	1,802	1,701	1,687
Other noncurrent liabilities	1,634	1,693	1,793
Total noncurrent liabilities	10,747	10,661	10,568
Redeemable noncontrolling interest	—	—	826
Total equity	5,084	5,314	5,342
Total liabilities and equity	$21,317	$21,677	$22,650

SELECT CASH FLOW DATA (Unaudited)

	Three Months Ended September 30
($ in millions)	2024	2023
Net earnings (loss)	$(156)	$36
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
Depreciation and amortization	208	203
Deferred income taxes	(79)	(57)
Other items	73	49
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(219)	(477)
Decrease (increase) in inventory and promotional merchandise	(10)	62
Increase in other assets, net	(47)	(17)
Decrease in accounts payable and other liabilities, net	(440)	(207)
Net cash flows used for operating activities	$(670)	$(408)

Other Investing and Financing Uses:
Capital expenditures	$(141)	$(295)
Dividends paid	(240)	(236)

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